Exhibit 5.1

July 31, 2008

SumTotal Systems Inc.

1800 North Shoreline Boulevard

Mountain View, California 94043

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 31, 2008 (as such may thereafter be amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of a total of 3,350,000 shares of your Common Stock (the “Plan Shares”) that are to be issued pursuant to the Amended and Restated SumTotal Systems, Inc. 2004 Equity Incentive Plan and the Amended and Restated SumTotal Systems, Inc. Employee Stock Purchase Plan, as amended (together, the “Plans”) As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Plan Shares under the Plans and pursuant to the agreements related thereto.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Plan Shares will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation